As filed with the Securities and Exchange Commission on May 13, 2015

Registration No. 333-___________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
_________________

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	62-1612879 (I.R.S. Employer Identification Number)

100 North Point Center East, Suite 600 Alpharetta, GA 30022 (Address of Principal Executive Offices)

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
2015 LONG-TERM INCENTIVE PLAN
(Full Title of the Plan)
Greerson G. McMullen
General Counsel and Secretary
SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
100 North Point Center East, Suite 600
Alpharetta, GA 30022
1-800-514-0186
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.10 per share	5,000,000 shares (1)	$41.35	$206,750,000	$24,024.35

(1)    Schweitzer-Mauduit International, Inc. is filing this Registration Statement to register the issuance of 5,000,000 shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), authorized for issuance under the Schweitzer-Mauduit International, Inc. 2015 Long-Term Incentive Plan (the “2015 Plan”). Pursuant to Rule 416 of the Securities Act of 1933, as amended, (the “Securities Act”) this Registration Statement also covers such additional and indeterminate number of shares as may become issuable because of the provisions of the 2015 Plan, relating to adjustments for changes resulting from a stock dividend, stock split or similar change.

(2)    Estimated in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee. The price of $41.35 per share represents the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on May 7, 2015.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference

Schweitzer-Mauduit International, Inc. (the “Company”) hereby incorporates by reference into this Registration Statement a copy of the following documents filed with the Securities and Exchange Commission (the “Commission”):

(i)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on February 27, 2015;

(ii)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed on May 6, 2015;

(iii)	the Company's Current Reports on Form 8-K, filed on January 6, 2015, March 18, 2015 and April 29, 2015; and

(iv)
the description of the Common Stock contained in its Registration Statement on Form S-3 as filed with the Commission on November 9, 2009 (file no. 333-16299), including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

As permitted by the Delaware General Corporation Law, the Company’s certificate of incorporation provides that directors of the Company will not be personally liable to the Company or its stockholders for monetary damages for breaches of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law relating to unlawful payments of dividends or unlawful stock repurchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

Section 145 of the Delaware General Corporation Law gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The same Section also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Also, the section states that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

The Company’s amended and restated by-laws provide in substance that a director or officer of the Company, or a party serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the Company to the maximum extent permitted by the Delaware General Corporation Law as described above. The amended and restated by-laws provide that the right to indemnification provided by the by-laws will not be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

The Company’s amended and restated by-laws also permit the Company to purchase and maintain insurance on behalf of any director or officer of the Company for any liability asserted against the person and incurred by the person in such capacity or arising out of the person’s status as a director or officer of the Company, whether or not the Company would have the power to indemnify the person against such liability under the by-laws.

The Company has an insurance policy covering liabilities and expenses which might arise in connection with its lawful indemnification of its directors and officers for certain of their liabilities and expenses and also covering its directors and officers against certain other liabilities and expenses.

ITEM 7. Exemption from Registration Claimed.
Not applicable.

ITEM 8. Exhibits.
The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.
ITEM 9.     Undertakings.
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Alpharetta, State of Georgia, on May 13, 2015.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

By:    /s/ Frédéric P. Villoutreix
Frédéric P. Villoutreix
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frédéric P. Villoutreix and Greerson G. McMullen, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/ Frédéric P. Villoutreix Frédéric P. Villoutreix	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	May 13, 2015
/s/ Robert J. Cardin Robert J. Cardin	Corporate Controller (principal financial officer and principal accounting officer)	May 13, 2015
/s/ Claire L. Arnold Claire L. Arnold	Director	May 13, 2015
/s/ K.C. Caldabaugh K.C. Caldabaugh	Director	May 13, 2015
/s/ William A. Finn William A. Finn	Director	May 13, 2015
/s/ Heinrich Fischer Heinrich Fischer	Director	May 13, 2015
/s/ John D. Rogers John D. Rogers	Director	May 13, 2015
/s/ Anderson D. Warlick Anderson D. Warlick	Director	May 13, 2015

INDEX TO EXHIBITS

Exhibit No.	Description
3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Form 10-Q for the quarter ended September 30, 2009)
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to Form 8-K filed on December 16, 2014).
5.1*	Opinion of Sidley Austin LLP
10.1	Schweitzer-Mauduit International, Inc. 2015 Long-Term Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on March 3, 2015)
23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Sidley Austin LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (contained in the signature page to this Registration Statement)

__________________
*Filed herewith